Exhibit 11.1


                            BRODERBUND SOFTWARE, INC.

                   Computation of Net Income (Loss) Per Share


                                                           Year ended August 31,
                                                    -----------------------------------
                                                      1997          1996         1995
                                                    -----------------------------------
                                                 (In thousands, except per share amounts)
Primary:
  Weighted average common shares outstanding
    for the period                                    20,686        20,682       20,027
  Common equivalent shares assuming conversion
    of stock options                                    --             827        1,010
                                                    -----------------------------------
Shares used in per share calculation                  20,686        21,509       21,037
                                                    ===================================
Net income (loss) used in per share calculation     $(13,482)      $36,777      $36,187
                                                    ===================================
Net income (loss) per share                           $(0.65)        $1.71        $1.72
                                                    ===================================